Exhibit 23.1

  DONAHUE ASSOCIATES, L.L.C.

 27 BEACH ROAD, SUITE CO5-A

   MONMOUTH BEACH, NJ.    07750

                        Phone: (732) 229-7723

Consent of Certified Public Accountants

EGPI Firecreek, Inc.

We have issued our report dated April 7, 2005, accompanying the audited financial statements as of December 31, 2004 and December 31, 2003 of the above company.  We have also reviewed the quarterly financial statement as of March 31, 2005 of the above company.

We consent to the use of the aforementioned reports in the Registration Statements and/or Prospectuses, and to the use of our name as it appears under the caption “Experts”.

/s/: Donahue Associates LLC

June 29, 2005